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                                                                EXHIBIT A.(5)(i)

SHORT TERM PREMIUM AGREEMENT
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AGREEMENT DATE:
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APPLICABLE COVERAGE:            ENTIRE POLICY
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SHORT TERM PREMIUM:
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GENERAL

This agreement applies to the life coverage on the lives of all Insured Persons. In consideration of the payment of the Short Term Premium shown above, we agree to pay the death benefit provided by this agreement when we receive due proof that an Insured Person has died while this agreement is in effect.

APPLICABLE COVERAGE

This short term agreement provides temporary protection preceding another coverage which shall be known as the Applicable Coverage. The Applicable Coverage shall be identified by the words "Entire Policy" in the space above.

INSURED PERSON

An Insured Person shall be that person or those persons to be insured under the Applicable Coverage.

SHORT TERM PERIOD

This agreement shall take effect on the agreement date noted above. It will be subject to the same conditions as those stated in the application for the Applicable Coverage, provided that wherever the words "first premium" appear therein, the words "Short Term Premium" are substituted. This agreement shall terminate on the day preceding the date of issue of the Applicable Coverage. However, a grace period of 31 days will be allowed for payment of the first regular premium required under the Applicable Coverage. This agreement shall continue in force during the grace period. If death occurs during the grace period, the unpaid premium shall be deducted from the amount otherwise payable.

DEATH BENEFIT

The death benefit provided by this agreement shall be the benefit which would have been payable under the Applicable Coverage, except that if an infant Insured dies before attaining the age of 14 days, no death benefit is payable.


99-324 Short Term Agreement - Life
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DISABILITY

Any total and permanent disability benefits provided under the Applicable Coverage shall be included under this agreement.

CONTESTABLE AND SUICIDE PERIODS

The contestable and suicide periods for the Applicable Coverage shall be measured from the date of this agreement.



/s/ Dennis E. Prohofsky                /s/ Robert L. Senkler
Secretary                              President



Registrar


99-324 Short Term Agreement - Life